SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                         Commission File Number 0-16350

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING


(Check One)  []  Form 10-K   []  Form 20-F   [X]  Form 11-K     []  Form 10-Q
             []  Form N-SAR  []  Form N-CSR

                     For the Period Ended December 31, 2003

[     ]  Transition Report on Form 10-K
[     ]  Transition Report on Form 20-F
[     ]  Transition Report on Form 11-K
[     ]  Transition Report on Form 10-Q
[     ]  Transition Report on Form N-SAR

For the Transition Period Ended:   Not Applicable
                                   --------------

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: Not Applicable
                                                                ----------------


                                     PART I
                             REGISTRANT INFORMATION

Full Name of Registrant:   The M Plan
                           ----------

Former Name if Applicable: The MyShare Retirement Plan
                           ---------------------------

Address of Principal Executive Office (Street and Number): c/o WPP Group plc, 27
                                                           ---------------------
Farm Street
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City, State and Zip Code:  London W1J 5RJ England
                           ----------------------

                                     PART II
                            RULES 12b-25 (b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     |    (a)  The reasons  described in  reasonable  detail in Part III of this
     |         form  could  not be  eliminated  without  unreasonable  effort or
     |         expense;
     |
     |    (b)  The subject annual report,  semi-annual report, transition report
     |         on Form 10-K,  Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or
     |         portion  thereof,  will  be  filed  on or  before  the  fifteenth
[X]  |         calendar day  following the  prescribed  due date; or the subject
     |         quarterly  report or  transition  report on Form 10-Q, or portion
     |         thereof,  will be filed  on or  before  the  fifth  calendar  day
     |         following the prescribed due date; and
     |
     |    (c)  The  accountant's  statement  or other  exhibit  required by Rule
     |         12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     The annual report on Form 11-K could not be filed within the prescribed period because of delays encountered in finalizing the financial and other information needed to complete the report.


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
                                     PART IV
                                OTHER INFORMATION


(1) Name and telephone number of person to contact in regard to this notification: Tim Cecere, (646) 756-4420.

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [ X ] Yes [ ] No

(3) Is it anticipated that any significant change in results of operation for the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [ X ] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made. Not Applicable.
                                             ---------------


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
     The M Plan has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 28, 2004            By /s/    Tim Cecere
                                   -----------------
                                   Name:      Tim Cecere
                                   Title:     Human Resources Director


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